EXHIBIT 10.82

Human Resources Executive Recruiting	245 Market Street MAILCODE N2F San Francisco, CA 94105

July 29, 2020

Ajay Waghray
535 Belada Blvd.
Atlanta, Georgia 30342

Dear Ajay:

We are thrilled to extend a contingent offer of employment for the position of Senior Vice President and Chief Information Officer reporting to the PG&E Corporation Chief Executive Officer (currently Bill Smith, Interim Chief Executive Officer and President, PG&E Corporation). This offer is subject to board-level approval of your election to Senior Vice President.

Your total annual compensation package will consist of the following:

1.An annual base salary of $600,000 ($50,000 month) subject to ordinary withholdings.

2.A one-time cash sign-on bonus of $100,000, to be paid on your second payroll check, subject to supplemental withholdings. In addition, a one-time sign-on bonus of $400,000 in Restricted Stock Units (RSUs), with vesting of 40% on the first anniversary of the grant date and 60% on the second anniversary of the grant date.

Should you voluntarily resign from PG&E Corporation (the Company), or, if applicable, its subsidiaries, within two years of your start date, other than your resignation for “Good Reason” as defined in Section 3(a)(9) of the PG&E Corporation 2012 Officer Severance Policy (without regard to the requirement that such “Good Reason” event occur during a “Covered Period” and assuming that you are an “Executive Officer” for purposes of the definition of “Good Reason”), you will repay to the Company the value of both the cash sign-on bonus and the vested RSU sign-on bonus in full, and you will forfeit the value of the unvested RSU sign-on bonus, in each case determined as of the effective date of your resignation.

3.Participation in the Company's Short-Term Incentive Plan (STIP) with a target participation rate of 60% of your eligible earnings (i.e., base salary) received during each plan year. You must be on the Company’s (or Pacific Gas and Electric Company’s (the Utility’s)) active payroll as of September 30 of each year to be eligible for a payout for that year. The STIP is an at-risk component of pay that rewards employees annually and is tied to company and individual performance. The STIP for 2020 has been proposed and is awaiting final approval. STIP awards are completely discretionary and not guaranteed. The PG&E Corporation Compensation Committee retains full discretion with respect to awarding STIP payments. For an employment period that does not span the entire calendar year, the STIP will be pro-rated for the period in which you were on the Company’s or the Utility’s active payroll.

4.Participation in the Company’s Long-Term Incentive Plan (LTIP) with a target annual award of $650,000. LTIP awards typically are granted in March of each year. LTIP

Ajay Waghray
July 29, 2020

awards may consist of RSUs, performance shares, stock options, or a combination of these. RSUs and stock options are subject to time-based vesting. The value of performance shares typically is determined after the end of a three-year performance period, at which time the performance shares vest in the applicable percentage. The LTIP for 2020 has been proposed and is awaiting final approval. The Compensation Committee retains full discretion with respect to the approval of LTIP award form, amounts and terms.
The proposed 2020 LTIP design consists entirely of performance shares.
5.Participation in the PG&E Corporation Retirement Savings Plan (RSP), a 401(k) savings plan. You will be eligible to contribute as much as 50% of your salary on either a pre-tax or after-tax basis. We will match contributions up to 8% of your salary at 75 cents on each dollar contributed. All of the above contributions are subject to the applicable legal limits and the overall terms of the plan.

6.Participation in the PG&E Corporation Supplemental Retirement Savings Plan (SRSP), a non-qualified, deferred compensation plan. You may elect to defer payment of some of your compensation on a pre-tax basis, subject to IRS and other legal restrictions and the overall terms of the plan. Additionally, we will provide you with the full matching contributions that cannot be provided through the RSP due to legal limitations imposed on highly-compensated employees.

7.Conditioned upon meeting plan requirements, you also will be eligible for retirement benefits under the Company’s and the Utility’s retirement—qualified cash balance pension and supplemental Defined-Contribution Supplemental Executive Retirement Plan (DC-ESRP)—post-retirement life insurance and retiree medical plans.

The cash balance pension is subject to income limitations set by the Internal Revenue Service (IRS) each year—your base pay up to that limit will be used to determine your qualified pension benefit. Your compensation over the IRS limit will be used to determine your benefit under the DC-ESRP, which is the supplemental pension plan for officers and includes both base pay and STIP earnings. You will not participate in the Pacific Gas and Electric Company Retirement Excess Plan, which is the supplemental pension plan for non-officer employees and uses a different methodology to calculate supplemental pension benefits (including only base pay, not STIP earnings).

8.An annual Paid Time Off (PTO) allotment of four weeks, subject to future increases based on length of service as determined by the overall terms of the PTO program. For your first year, the PTO allotment will be prorated based on your date of hire. In addition, the Company recognizes ten paid company holidays and provides three floating holidays immediately upon hire.

9.An annual perquisite allowance of $20,000, subject to ordinary withholdings, normally included on your March paycheck.

For 2020, because your start date is after June 30, you will receive 50% of the annual perquisite allowance ($10,000) on your second regular monthly paycheck.

10.Participation in the Company’s and certain Utility health benefits programs, which permit you to select coverage tailored to your personal needs and circumstances. Information and instructions on how to enroll in health plan benefits will be provided to you within your first ten days of employment. The benefits options you choose will be effective on your date of hire. You have 31 days from your start date to make health and welfare benefit choices that best fit your needs.

11.Our employment offer also includes a comprehensive relocation package. The major components include reimbursement of home sale and home purchase closing costs, the

Ajay Waghray
July 29, 2020

move of your household goods, one house hunting trip, temporary corporate housing, a $7,000 move allowance and a final trip to your new location.

Altair, our relocation vendor partner, will contact you no later than 30 days before your start date to thoroughly review the relocation program with you. They will provide you with the details of the program and partner with you throughout the entire relocation process. If you receive no call from Altair, please email Relocation Services at RelocationServices@pge.com. Should you decide to resign from the Company within two years of your start date, you will be obligated to repay a pro-rated amount of the cost of the relocation package based on your resignation date. You will also be required to sign an additional agreement, detailing the terms and conditions of the relocation program.

The general overall terms of the Company’s and the Utility’s compensation and benefit programs (including but not limited to STIP, LTIP, perquisite allowance, qualified and supplemental pension, time off, and healthcare offerings) are subject to change over time. No portion of this letter is intended to indicate a guarantee of the terms and conditions of such programs existing at the time of this offer. The Company may not amend the initial terms of your annual compensation package, position, reporting structure or eligibility for severance benefits as described in this letter without your written consent.

You will be an employee at will, meaning the Company can terminate your employment at any time, with or without cause and with or without notice. In the event you are terminated without cause, you will be eligible for benefits under the PG&E Corporation Officer Severance Policy, attached. In addition, if you resign within two years of your start date for “Good Reason” as defined in section 3(a)(9) of the PG&E Corporation 2012 Officer Severance Policy (Policy)—without regard to the requirement that such “Good Reason” event occur during a “Covered Period” (as defined in the Policy) and assuming that you are an “Executive Officer” (for purposes of the definition of “Good Reason”)—then you will receive a payment equivalent to that calculated under section 2(a)(1) of the Policy (assuming a Severance Multiple of 12), payable in accordance with section 2(a)(1), and subject to sections 2(d), 3(b) (as applicable),12, 13, and 14 of the Policy as applicable to this potential payment.

The offer is contingent on your passing comprehensive background verification and a standard drug analysis test. We will also verify your eligibility to work in the United States based on applicable immigration laws.

Ajay Waghray
July 29, 2020

We look forward to you joining our executive team.

Sincerely,

Dinyar Mistry
Senior Vice President, Human Resources
PG&E Corporation & Pacific Gas and Electric Company

Att: PG&E Corporation Officer Severance Policy

Please acknowledge your acceptance of this offer and the terms of this letter by signing the original and returning it to Executive Recruiting.

Signature	Date